UNITED STATES

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SCHEDULE 14A

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Kirby Corporation

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KIRBY CORPORATION

55 Waugh Drive, Suite 1000

P. O. Box 1745

Houston, Texas 77251-1745

March 18, 2016

Dear Stockholder:

We have circulated proxy materials for Kirby Corporation’s 2016 Annual Meeting of Stockholders to be held on April 26, 2016. Institutional Shareholder Services (ISS) and Glass Lewis & Co. (Glass Lewis) proxy advisory services have concluded that one of the nominees for election as a director, William M. Waterman, is not independent because he was the CEO of an unrelated company Kirby acquired in 2012 (Penn Maritime Inc.) and, since he serves on Kirby’s Governance Committee, have recommended voting against Mr. Waterman’s reelection as a director. Our Board of Directors disagrees with the ISS and Glass Lewis positions and strongly reaffirms its recommendation that stockholders vote FOR Mr. Waterman’s election as a director for the following reasons.

1. Mr. Waterman and his family sold their entire interest in Penn Maritime and affiliated companies to Kirby in 2012 and Mr. Waterman resigned from all director and officer positions he held with Penn Maritime and affiliated companies contemporaneously with the acquisition by Kirby. Since then, Penn Maritime has been a wholly owned subsidiary of Kirby and the only interest of any kind that Mr. Waterman has in Penn Maritime is as a director and substantial stockholder of Kirby, which fully aligns his interests with those of Kirby’s stockholders and presents no actual or potential conflict of interest that could affect his independent judgment.

2. The New York Stock Exchange, not ISS or Glass Lewis, establishes the independence requirements and standards for Kirby’s Board of Directors. Mr. Waterman satisfies the NYSE independence standards, which differ from ISS and Glass Lewis guidelines and, unlike the ISS and Glass Lewis guidelines, do not disqualify a former executive officer of an acquired company from being considered independent.

3. Historically Kirby’s principal business has been inland marine transportation, but we have expanded into coastal or offshore marine transportation in the last five years with several acquisitions, including Penn Maritime. Following his long and successful career in the coastal marine transportation business, Mr. Waterman brings to the Kirby Board valuable industry expertise in a relatively new and growing part of Kirby’s operations.

Bill Waterman has no conflict of interest because of his prior position with Penn Maritime, he is independent under applicable NYSE rules and he adds valuable industry experience to the Kirby Board. We disagree with the ISS and Glass Lewis voting recommendations and encourage you to vote FOR Bill Waterman.

Thank you for your support of Kirby.

JOSEPH H. PYNE
Chairman of the Board